EXHIBIT 99.1

First Capital Bancorp, Inc. Reports Fourth Quarter 2004 Results
Fully Diluted Fourth Quarter Earnings Per Share of $.21

First Capital Bancorp, Inc. (OTC Bulletin Board: FCBX) today reported net income of $1.10 million for the fourth quarter of 2004. Net income for the year ended December 31, 2004 was $3.25 million. Fully diluted earningsper common share were $.21 for the fourth quarter of 2004, and $.81 for the year ended December 31, 2004. The loan loss provision of $300 thousand, in the fourth quarter, was primarily due to loan growth. Annualized return on average assets was .66 percent and annualized return on average equity was 7.70 percent for the fourth quarter of 2004. “Our successful merger of peers and the complementary strengths of both organizations have produced impressive earnings results for the fourth quarter," said H. N. (Nat) Padget, president and chief executive officer.

Current results reflect the May 28, 2004 merger between the former CNB Holdings, Inc. (“CNB”) and First Capital Bancorp, Inc. (“Old FCB”) under purchase accounting rules.  As a result of the merger, all of the outstanding shares of Old FCB were cancelled in exchange for the right to receive shares of CNB stock. Although CNB was the surviving company of the merger, for accounting purposes, the merger has been treated as a recapitalization of Old FCB, with Old FCB as the acquirer. Effective December 31, 2004, CNB changed its name to First Capital Bancorp, Inc. (the "Company”). The financial results for the year ended December 31, 2004, include five months of operations of the Old FCB, and seven months of operations of the combined Company, due to purchase accounting rules.

Net Interest Income

Net interest income totaled $5.96 million during the fourth quarter of 2004 compared with $5.43 million during the third quarter of 2004. For the year ended December 31, 2004, net interest income totaled $18.43 million. The Company’s net interest margin was 3.74 percent for the fourth quarter of 2004 compared with 3.48 percent during the third quarter of 2004. For the year ended December 31, 2004, net interest margin was 3.30 percent. The Company’s asset-sensitive balance sheet and its treasury management division drove the 26 basis point increase in its net interest margin during the fourth quarter. “Our treasury management group will play an increasingly important role for the Company by generating low-cost core deposits in this rising interest rate environment,” stated William R. (Bill) Blanton, vice chairman, chief operating officer, and chief financial officer. “These low-cost core deposits, which grew 15 percent during the fourth quarter of 2004 to $120 million, funded the majority of our fourth quarter loan growth.” Non-interest bearing and low-cost interest bearing demand and money market deposits represented 46 percent of total deposits at December 31, 2004.

Non-interest Expense

Non-interest expense was $4.34 million during the fourth quarter of 2004 compared with $3.96 million during the third quarter of 2004. For the year ended December 31, 2004, non-interest expense was $13.17 million. The efficiency ratio was 68.37 percent for the fourth quarter of 2004 compared with 67.33 percent during the third quarter of 2004. For the year ended December 31, 2004, the efficiency ratio was 67.35 percent. The rise in the efficiency ratio during the second half of 2004 was primarily due to investments in the Company’s infrastructure to support growth. Since the merger, the Company has hired seven senior-level commercial lenders and opened two loan production offices, merged its two bank subsidiaries - creating the new First Capital Bank, and enhanced its treasury management delivery effort by hiring two additional sales professionals.

Balance Sheet

Assets totaled $658 million at December 31, 2004. Net loans were $479 million at December 31, 2004, an increase of $19.52 million over the third quarter of 2004. The ratio of loan loss allowance to total loans was 1.25 percent at year-end and there were no charge offs during 2004. Total deposits were $459 million at December 31, 2004, an increase of $14.69 million over the third quarter of 2004. Over that same period, non-interest bearing deposits increased by 15 percent, low-cost interest bearing demand and money market deposits increased by 9 percent, and time deposits decreased by 3 percent. “We are indeed pleased with our substantial core deposit growth in 2004, which we believe will continue into 2005, principally driven by the treasury management group,” stated Blanton.

Shareholders' equity totaled $57.00 million or $11.34 per share at December 31, 2004, and represented 8.66 percent of period-end assets. The December 31, 2004 total risk-based capital ratio was 11.24 percent and the Tier 1 risk-based capital ratio was 10.12 percent. At December 31, 2004, tangible book value was $48.66 million or $9.68 per share, goodwill totaled $7.24 million, and core deposit intangibles totaled $1.10 million.

The following table provides a reconciliation of non-GAAP measures.

Tangible Book Value Reconciliation Table

December 31, 2004
Shares outstanding	5,027,112
Stockholders' equity	$57,006,432
Effect of intangible assets	$(8,345,569)
Tangible book value	$48,660,863

Book value per share	$11.34
Effect of intangible assets per share	$(1.66)
Tangible book value per share	$9.68

About First Capital Bancorp, Inc.

First Capital Bancorp, Inc., the parent company of First Capital Bank, is the third largest independent bank holding company headquartered in North Atlanta. The Company focuses on commercial lending and treasury management services for small to medium-sized businesses. With $658 million in total assets as of December 31, 2004, the Company has two full-service branches and two loan production offices located throughout the North Atlanta metropolitan area.

This press release includes unaudited financial tables and contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles ("GAAP"). These "non-GAAP" financial measures are “tangible book value" and “tangible book value per share.” The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. Tangible book value is defined as total equity reduced by recorded intangible assets. Tangible book value per share is defined as tangible book value divided by total common shares outstanding. These measures are important to many investors in the marketplace that are interested in period to period changes in book value per share exclusive of changes in intangible assets. These disclosures should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures, which may be presented by other companies. Refer to the "Tangible Book Value Reconciliation Table" for a more detailed analysis of these non-GAAP performance measures and the most directly comparable GAAP measures.

Safe Harbor
Certain of the matters discussed in this press release may constitute forward-looking statements for the purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of First Capital Bancorp, Inc. (the "Company") to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. The words "expect," "anticipated," "intend," "plan," "believe," "seek," "estimate," and similar expressions are intended to identify such forward-looking statements. The Company's actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation (a) the effects of future economic conditions on the Company and its customers; (b) the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; (c) governmental monetary and fiscal policies, as well as legislative and regulatory changes; (d) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters; (e) the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks; (f) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet; (g) technological changes; (h) acquisition and integration of acquired businesses; (i) the failure of assumptions underlying the establishment of reserves for loan loses and estimations of values of collateral in various financial assets and liabilities; (j) acts of war or terrorism. All written or oral forward-looking statements attributable to the Company are expressly qualified in their entirety by these cautionary statements.

FIRST CAPITAL BANCORP, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2004
(Unaudited)

ASSETS
Cash and due from banks	$13,640,565
Interest bearing deposits in banks	1,473,000
Federal funds sold and overnight investments	375,415
Investment securities:
Securities available-for-sale, at fair value	130,615,056
Securities held-to-maturity, estimated fair value of $6,974,861	6,821,208
Restricted equity securities	6,625,600
Loans net of deferred loan fees and allowance for loan losses of $6,049,504	478,570,341
Premises and equipment (net)	1,056,360
Goodwill	7,244,278
Core deposit intangible	1,101,291
Other assets	10,367,606
TOTAL ASSETS	$657,890,720

LIABILITIES
Deposits:
Non interest-bearing demand	$77,341,063
Interest-bearing demand and money market	132,514,627
Savings	78,655
Time deposits of $100,000 or more	134,762,440
Other time deposits	113,973,818

Total Deposits	458,670,603

Federal funds purchased and securities sold under repurchase agreements	11,209,689
Other borrowings	120,488,314
Other liabilities	4,123,682
Subordinated debt	6,392,000

TOTAL LIABILITIES	600,884,288

SHAREHOLDERS' EQUITY
Preferred stock, no par value; 10,000,000 shares authorized,
no shares issued and outstanding	-
Common stock, par value $1 per share; 10,000,000 shares authorized;
5,170,000 shares issued	5,170,000
Surplus	36,055,296
Treasury stock	(1,122,018)
Unearned ESOP shares	(399,998)
Retained earnings	17,324,133
Accumulated other comprehensive loss	(20,981)

TOTAL SHAREHOLDERS' EQUITY	57,006,432

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$657,890,720

FIRST CAPITAL BANCORP, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	FOR THE	FOR THE
	THREE-MONTH	TWELVE-MONTH
	PERIOD ENDED	PERIOD ENDED
	DECEMBER 31, 2004	DECEMBER 31, 2004
Interest income:
Loans and leases, including fees	$7,324,740	$23,556,292
Investment securities:
U.S. Treasury and government agencies	376,647	1,203,821
Mortgage-backed securities	1,021,206	3,706,231
Other investments	230,830	1,086,309
Interest-bearing deposits in banks	9,995	21,772
Federal funds sold and overnight investments	12,880	49,609

Total interest income	8,976,298	29,624,034

Interest expense:
Interest-bearing demand, money market and savings	267,800	834,277
Time deposits of $100,000 or more	852,456	3,303,640
Other time deposits	803,684	2,707,412
Federal funds purchased, securities sold under repurchase agreements and other borrowings	1,089,939	4,345,880

Total interest expense	3,013,879	11,191,209

Net interest income	5,962,419	18,432,825

Provision for loan losses	300,000	1,325,000

Net interest income after provision for loan losses	5,662,419	17,107,825

Other income:
Service charges on deposit accounts	27,345	91,540
Loan servicing fee income	76,970	248,008
Mortgage origination fees	26,639	157,089
Gains on sale of loans (net)	186,968	363,130
Gains (losses) on sale of securities available-for-sale (net)	-	(32,040)
Other income	69,730	265,808

Total other income	387,652	1,093,535

Other expense:
Salaries and other compensation	2,651,229	8,057,127
Net occupancy and equipment expense	379,818	1,141,523
Other expense	1,310,453	3,973,724

Total other expenses	4,341,500	13,172,374

Net income before income tax	1,708,571	5,028,986

Income tax expense	605,572	1,778,317

Net income	$1,102,999	$3,250,669

Basic earnings per share	$0.22	$0.85

Fully diluted earnings per share	$0.21	$0.81

For more information, please contact:
H. N. (Nat) Padget
President & CEO
888-921-2265
nat.padget@fcbusa.com

William R. (Bill) Blanton
Vice Chairman, COO & CFO
888-921-2265
bill.blanton@fcbusa.com